Exhibit 10.23

***** Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Sale and Purchase Agreement

Powergen Co., Ltd. (“Seller”) and GLAAM Co., Ltd. (“Purchaser,” together with Seller, the “Parties”), the Parties enter into an agreement to sell and purchase the real estate listed below:
Location	1. [***]
2. [***]
3. [***]
4. [***]
5. [***]
6. [***]

Land	Category	Factory, Forest & Field, Road	Site Right	Area	12,675.74 m2

Building	Structure/Usage	General Steel Structure / Factory	Area	5,940.25 m2

2. Agreement Contents Article 1 (Purpose) For the sale of the foregoing real estate, Seller and Purchaser hereby agree to pay the following purchase price:

Total Amount	KRW 6,618,317,849.-

Down Payment

Loan

Mid-term Payment

Balance Payment	Purchaser shall pay KRW 6,618,317,849 in the aggregate to Seller on December 29, 2022.

Article 2 (Transfer of the Ownership) Upon receipt of the balance of the purchase price, Seller shall deliver to Purchaser all documents necessary for the transfer of title and cooperate with the registration process, and the delivery date of the above property shall be December 29, 2022.

Article 3 (Extinguishment of the Restricted Rights) If there is any reason restricting the exercise of ownership rights such as mortgages, ground rights, lease rights, etc. established on the above real estate, or if there is non-payment of taxes and utilities and other burdens, Seller shall remove the defects and burdens of such rights by the balance date and transfer the complete ownership rights to Purchaser. However, this shall not apply to the rights and amounts implied to be succeeded.

Article 4 (Local Taxes) The attribution of profits generated in connection with the above real estate and the burden of taxes and utilities and other burdens shall be based on the date of delivery of the above real estate, but the obligation and liability to pay local taxes shall be governed by the provisions of the Local Tax Act.

Article 5 (Termination of the Agreement) Until Purchaser pays Seller a mid-term payment (or the balance if there is no mid-term payment is outstanding), Seller has the option to repay a double multiple of the down payment, and Buyer has the right to waive the down payment and terminate this agreement.

Article 6 (Default and Indemnification) If either Seller or Purchaser defaults on any of the provisions of this agreement, the other party may terminate the agreement by giving written notice to the defaulting party. And each party may claim damages for termination from the other party, and the down payment shall be considered as the basis for damages unless otherwise agreed.

Special Provisions

1.	This agreement is based on the area as stated in the official documents.

2.

The respective purchase price of the land and building hereunder shall be as listed in the Appendix, but the value-added tax on the building shall be paid separately from the purchase price on the balance payment date.

3.	Other matters not specified in this agreement shall be governed by applicable laws and regulations, including the Civil Code, and general practice.

To confirm and approve the contents of the above agreement, two copies of this agreement shall be executed, and each copy shall be kept respectively after being signed and sealed by Purchaser and Seller.

December 22, 2022

	Address	#1305, Building A of M State, 114, Beobwon-ro, Songpa-gu, Seoul, ROK
	Company Registration Number	10111-2524183	Phone Number	Company Name Representative Director	Powergen Co., Ltd. /s/ Jung Gyu Lee	Sealed

Seller

	Proxy	Address	Resident
Registration number

	Address	298-42, Cheongbukjungang-ro, Pyeongtaek-si, Gyeonggi-do, ROK

	Company Registration Number	10111-3236662	Phone Number	Company Name Representative Director	GLAAM Co., Ltd. /s/ Keong Rae Kim	Sealed

Purchaser

	Proxy	Address	Resident
Registration number